Exhibit 99.1

Life Storage, Inc. Reports Third Quarter 2019 Results and Provides Preliminary 2020 Guidance

BUFFALO, N.Y.--(BUSINESS WIRE)--October 30, 2019--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage properties, reported operating results for the quarter ended September 30, 2019.

Highlights for the Third Quarter Included:

  Generated net income attributable to common shareholders of $140.0 million, or $2.99 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.46.
  Increased same store net operating income ("NOI")(2) by 2.6% and same store revenue by 1.8%.
  Grew management and acquisition fees by 43.1%.
  Acquired 22 properties for a total cost of $281.7 million, including five stores in Baltimore, Md. and three stores in Seattle, Wash., two new strategic markets to the Company.
  Completed the divestiture of 32 mature stores for a total gain of $100.2 million, and began a new strategic relationship with The Inland Real Estate Group of Companies, Inc., under which Life Storage will continue to manage the 32 properties.
  Entered into a new strategic relationship with developer Childress Klein Properties, Inc. with 40% minority interest investment in six stores in Atlanta, Ga.
  Added 50 stores to the Company’s third-party management platform, bringing total managed stores at the end of the third quarter to 277.

Joe Saffire, the Company’s Chief Executive Officer, stated, “The Life Storage team’s continued successful execution of our disciplined growth strategy led to strong operational and financial performance in the third quarter. We increased FFO, despite temporary dilution from our completed asset rotation and higher interest costs from the earlier-than-planned bond offering last quarter. Operationally, our team is doing an outstanding job identifying and realizing growth opportunities and expense efficiencies to drive operating leverage.”

FINANCIAL RESULTS

In the third quarter of 2019, the Company generated net income attributable to common shareholders of $140.0 million or $2.99 per fully diluted common share, compared to net income attributable to common shareholders of $41.1 million, or $0.88 per fully diluted common share, in the third quarter of 2018. The increase in net income was primarily the result of the sale of 32 storage facilities for total consideration of $212.0 million, which resulted in a gain on sale of $100.2 million. Net income was also positively impacted by increased same store NOI, higher fee income and lower general and administrative expenses.

Funds from operations for the quarter were $1.46 per fully diluted common share compared to $1.46 for the same period last year. Funds from Operations for the quarter includes the impact of $0.05 dilution from the successful execution of the asset recycling this year as well as the impact of $0.01 dilution from the completion of the earlier-than-planned bond issuance in June 2019 (see “Year 2019 Earnings Guidance” below). Adjusted FFO per fully diluted common share for the quarter ended September 30, 2019 was $1.46. In the prior year period, adjusted FFO per fully diluted common share was $1.45, reflecting a $0.7 million gain on sale of land and $0.2 million of costs related to an officer’s retirement.

OPERATIONS

Revenues for the 504 stabilized stores wholly owned by the Company since December 31, 2017 increased 1.8% from the third quarter of 2018, the result of a 2.8% increase in realized rental rates, partially offset by a 110 basis point decrease in average occupancy.

Same store operating expenses increased 0.2% for the third quarter of 2019 compared to the prior year period, the result of increased real estate taxes, internet marketing costs and utilities. These increases were offset by decreases in payroll and benefits, repair and maintenance as well as office and other operating expenses. Accordingly, same store NOI increased 2.6% in the third quarter of 2019 as compared to the third quarter of 2018.

General and administrative expenses decreased by $0.2 million compared to the same period in 2018.

During the third quarter of 2019, the Company achieved same store revenue growth in 23 of its 30 major markets. Overall, the markets with the strongest positive revenue impact were Chicago, Las Vegas, Buffalo, Los Angeles, New York-Newark-New Jersey, and New England.

PORTFOLIO TRANSACTIONS

Acquisition Activity

The Company acquired 22 properties for a total cost of $281.7 million for its wholly owned portfolio in the third quarter of 2019, including: five stabilized stores in Baltimore, Md.; three stabilized stores in Seattle, Wash.; one stabilized store in Las Vegas, Nev.; 12 lease-up stores in Virginia (5), Florida (2), South Carolina (2), North Carolina (1), Tennessee (1) and Georgia (1); and one lease-up store in Austin, Texas that was previously operated pursuant to an operating lease.

During the third quarter, the Company entered into agreements to acquire two stores in the greater New York City market for total consideration of $37.1 million. The Company completed the acquisition of one of those stores subsequent to quarter end for $18.9 million.

Joint Venture Activity

The Company entered into a joint venture with Childress Klein Properties, Inc. and acquired a 40% minority investment in six stores in Atlanta, Ga. (formerly SpaceMax Storage). The total purchase price was $82.6 million, of which the Company contributed $16.5 million as its share of the equity. Additionally, the Company completed a minority investment in a fourth development property in the Greater Toronto Area. The total development cost is $18.2 million (USD), of which Life Storage contributed $0.5 million (USD) for a 10% minority equity interest.

Also as of September 30, 2019, the Company was under contract for minority investments in six stores in the Tampa, Fla. (3), Sarasota, Fla. (2) and Seattle, Wash. (1) markets. The Florida properties are managed by Life Storage Solutions, the Company’s third-party management platform.

All remaining acquisitions and joint venture investments are subject to further due diligence and closing conditions; therefore, no assurance can be given that they will be purchased according to the terms described.

Divestiture Activity

The Company divested 32 stabilized facilities for total consideration of approximately $212.0 million as part of its asset recycling program, resulting in a total gain of $100.2 million. The facilities were located in Louisiana (9), Mississippi (8), Texas (6), South Carolina (5) and North Carolina (4). Life Storage continues to manage all the properties pursuant to the terms of a long-term management agreement with The Inland Real Estate Group of Companies, Inc.

THIRD PARTY MANAGEMENT

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 50 stores (net) to the platform. As of quarter end, the Company managed 277 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION

At September 30, 2019, the Company had approximately $16.4 million of cash on hand, and $474.7 million available on its line of credit.

Below are key financial ratios at September 30, 2019:

- Debt to Enterprise Value (at $105.41/share) 28.1%

- Debt to Book Cost of Storage Facilities 41.3%

- Debt to Recurring Annualized EBITDA 5.5x

- Debt Service Coverage 4.5x

COMMON STOCK DIVIDEND

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share, or $4.00 annualized. The dividend was paid on October 28, 2019 to shareholders of record on October 15, 2019.

YEAR 2019 EARNINGS GUIDANCE

Life Storage narrowed its full year 2019 guidance range based on the Company’s continued strong execution of its strategic initiatives and favorable operating trends:

Year 2019 Earnings Guidance	Current Guidance Range			Prior Guidance Range (July 31, 2019)
Same Store Revenue	1.75%	-	2.25%	1.50%	-	2.50%
Same Store Operating Costs (excluding property taxes)	(2.00)%	-	0.00%	0.00%	-	1.00%
Same Store Property Taxes	5.50%	-	6.00%	5.50%	-	6.50%
Total Same Store Operating Expenses	0.50%	-	1.50%	2.00%	-	3.00%
Same Store Net Operating Income	2.40%	-	2.90%	1.50%	-	2.50%
General & Administrative	$47M	-	$49M	$48M	-	$50M

Expansions & Enhancements	$56M	-	$59M	$45M	-	$55M
Capital Expenditures	$25M	-	$29M	$20M	-	$25M
Wholly Owned Acquisitions	$385M	-	$430M	$275M	-	$475M
Wholly Owned Dispositions	$212M	-	$225M	$212M	-	$225M
Joint Venture Investments	$20M	-	$25M	$15M	-	$25M

Adjusted Funds from Operations per Share	$5.59	-	$5.63	$5.56	-	$5.63

The Company’s 2019 same store pool consists of the 504 stabilized stores owned since December 31, 2017. Twenty-seven of the stores purchased through September 30, 2019 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

As a result of favorable company operating trends and the increased acquisition volume, the Company has increased the low end of its full year 2019 adjusted funds from operations guidance to approximately $5.59 to $5.63 per share. The full year 2019 guidance includes $0.04 of increased interest cost as a result of the $350 million debt offering completed in June 2019. The earlier-than-expected issuance resulted in greater interest expense than originally planned in 2019; however, the Company believed that the opportunity to secure long-term, low cost, fixed rate debt would benefit shareholders. The Company has not decreased guidance to account for this additional interest expense in 2019.

The Company expects adjusted funds from operations for the fourth quarter of 2019 to be between $1.40 and $1.44 per share.

Reconciliation of Guidance	4Q 2019 Range or Value	FY 2019 Range or Value
Earnings per share attributable to common shareholders – diluted	$ 0.73 – $ 0.77	$ 5.35 – $ 5.39
Plus: real estate depreciation and amortization	0.67 – 0.67	2.41 – 2.41
Less: gain on sale of real estate	-	(2.17 – 2.17)
FFO per share	$ 1.40 – $ 1.44	$ 5.59 – $ 5.63

PRELIMINARY YEAR 2020 EARNINGS GUIDANCE:

The Company is providing preliminary 2020 earnings guidance due to a number of initiatives underway that are expected to further improve financial performance, including:

  Anticipated margin and growth impact of the asset rotation completed in 2019, including the expected expansion of the non-same store pool to 53 stores at year end 2019;
  Ongoing revenue and expense efficiency initiatives related to fee income, payroll and benefits, utilities management and repairs and maintenance;
  Continued growth of the Company’s third-party management portfolio; and
  Impact of approximately $50 million of expansions and enhancements planned for each of 2019 and 2020, compared to roughly $25 - $35 million completed in each of 2016, 2017 and 2018.

The following assumptions covering operations have been utilized in formulating guidance for 2020:

Same Store Projected Increases Over 2019
FY 2020
Revenue	1.25 – 2.25%
Operating Costs (excluding property taxes)	(2.75) – (1.75)%
Property Taxes	5.00 – 6.00%
Total Operating Expenses	0.25 – 1.25%
Net Operating Income	2.00 – 3.00%

The Company anticipates that its 2020 same store pool will consist of 517 stabilized stores owned since December 31, 2018. The stores purchased through 2019 at certificate of occupancy or that were less than 80% occupied at market rates are not included, regardless of their current occupancies. Accordingly, the Company anticipates that five stores previously classified as certificate of occupancy and lease-up that have achieved stabilized occupancy and rates by January 1, 2019 will be added to the 2020 same store pool.

Similar to 2019, the Company plans to complete $40 – $55 million of expansions in 2020. It also has budgeted $22 - $27 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has included $200 million of acquisition activity in its projections for 2020.

In 2020, the Company anticipates entering into additional joint ventures, or adding to its existing joint ventures, contributing up to $25 million.

Annual general and administrative expenses, including costs incurred to manage third-party properties, are expected to be approximately $48 – $50 million.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2020 to be between $5.93 to $6.07 per share.

Reconciliation of Guidance	FY 2020 Range or Value
Earnings per share attributable to common shareholders – diluted	$ 3.25 - $ 3.39
Plus: real estate depreciation and amortization	2.68 - 2.68
FFO per share	$ 5.93 - $ 6.07

Additionally, the Company is evaluating its dividend for 2020 to potentially increase it commensurate with the anticipated growth in funds from operations per share.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; economic uncertainty due to the impact of natural disasters, war or terrorism; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, October 31, 2019. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 866-777-2509 (domestic) or 412-317-5413 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 825 storage facilities in 29 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 450,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2019	2018
Assets
Investment in storage facilities:
Land	$879,662	$794,729
Building, equipment and construction in progress	3,808,917	3,604,210
	4,688,579	4,398,939
Less: accumulated depreciation	(730,555)	(704,681)
Investment in storage facilities, net	3,958,024	3,694,258
Cash and cash equivalents	16,371	13,560
Accounts receivable	10,816	7,805
Receivable from joint ventures	1,124	1,006
Investment in joint ventures	150,182	145,911
Prepaid expenses	9,523	7,251
Intangible asset - in-place customer leases	3,540	970
Trade name	16,500	16,500
Other assets	22,660	4,951
Total Assets	$4,188,740	$3,892,212

Liabilities
Line of credit	$25,000	$91,000
Term notes, net	1,857,624	1,610,820
Accounts payable and accrued liabilities	99,337	87,446
Deferred revenue	10,421	9,191
Mortgages payable	35,016	12,302
Total Liabilities	2,027,398	1,810,759

Noncontrolling redeemable Operating Partnership Units at redemption value	26,024	23,716

Equity
Common stock	467	466
Additional paid-in capital	2,375,816	2,372,157
Accumulated deficit	(234,777)	(308,011)
Accumulated other comprehensive loss	(6,188)	(6,875)
Total Shareholders' Equity	2,135,318	2,057,737
Total Liabilities and Shareholders' Equity	$4,188,740	$3,892,212

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	July 1, 2019	July 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Revenues
Rental income	$128,565	$128,818	$381,625	$376,334
Other operating income	13,260	10,004	35,405	28,649
Management and acquisition fee income	3,809	2,661	10,156	7,602
Total operating revenues	145,634	141,483	427,186	412,585

Expenses
Property operations and maintenance	32,215	30,316	96,809	90,551
Real estate taxes	16,116	15,450	48,427	46,512
General and administrative	11,554	11,742	34,401	35,513
Operating leases of storage facilities	75	141	358	424
Depreciation and amortization	26,055	27,282	77,561	76,830
Amortization of in-place customer leases	799	9	1,678	9
Total operating expenses	86,814	84,940	259,234	249,839

Gain on sale of storage facilities	100,222	925	100,222	925
Gain on sale of real estate	-	718	1,076	718
Income from operations	159,042	58,186	269,250	164,389

Other income (expense)
Interest expense (A)	(19,760)	(17,923)	(56,339)	(52,645)
Interest income	289	2	340	8
Equity in income of joint ventures	1,175	1,046	3,095	3,066

Net income	140,746	41,311	216,346	114,818
Noncontrolling interests in the Operating Partnership	(744)	(191)	(1,148)	(535)
Net income attributable to common shareholders	$140,002	$41,120	$215,198	$114,283

Earnings per common share attributable to common shareholders - basic	$3.00	$0.88	$4.62	$2.46

Earnings per common share attributable to common shareholders - diluted	$2.99	$0.88	$4.61	$2.45

Common shares used in basic
earnings per share calculation	46,586,030	46,526,362	46,577,704	46,486,587

Common shares used in diluted
earnings per share calculation	46,657,105	46,627,968	46,641,673	46,580,331

Dividends declared per common share	$1.00	$1.00	$3.00	$3.00

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$19,146	$17,399	$54,625	$51,071
Amortization of debt issuance costs	614	524	1,714	1,574
Total interest expense	$19,760	$17,923	$56,339	$52,645

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	July 1, 2019	July 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net income attributable to common shareholders	$140,002	$41,120	$215,198	$114,283
Noncontrolling interests in the Operating Partnership	744	191	1,148	535
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	26,269	26,777	77,797	75,304
Depreciation and amortization from unconsolidated joint ventures	1,598	1,243	4,468	3,673
Gain on sale of storage facilities	(100,222)	(925)	(100,222)	(925)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(360)	(317)	(1,055)	(899)
Funds from operations available to common shareholders	68,031	68,089	197,334	191,971
FFO per share - diluted	$1.46	$1.46	$4.23	$4.12

Adjustments to FFO
Lawsuit settlement	$-	$-	$(1,651)	$-
Gain on sale of land	-	(718)	(1,076)	(718)
Costs related to officer's retirement	-	222	443	222
Board changes and other proxy related expenses	-	-	-	1,128
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	-	2	12	(3)
Adjusted funds from operations available to common shareholders	68,031	67,595	195,062	192,600
Adjusted FFO per share - diluted	$1.46	$1.45	$4.18	$4.13

Common shares - diluted	46,657,105	46,627,968	46,641,673	46,580,331

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	July 1, 2019	July 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net Income	$140,746	$41,311	$216,346	$114,818
General and administrative	11,554	11,742	34,401	35,513
Payments for rent	75	141	358	424
Depreciation and amortization	26,854	27,291	79,239	76,839
Gain on sale of storage facilities	(100,222)	(925)	(100,222)	(925)
Gain on sale of real estate	-	(718)	(1,076)	(718)
Interest expense	19,760	17,923	56,339	52,645
Interest income	(289)	(2)	(340)	(8)
Equity in income of joint ventures	(1,175)	(1,046)	(3,095)	(3,066)
Net operating income	$97,303	$95,717	$281,950	$275,522

Same store (4)	$82,747	$80,653	$238,272	$232,344
Net operating income related to tenant reinsurance	6,768	5,805	19,286	17,290
Other stores and management fee income	7,788	9,259	24,392	25,888
Total net operating income	$97,303	$95,717	$281,950	$275,522

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 504 mature stores owned since 12/31/17
(unaudited)
	July 1, 2019	July 1, 2018
	to	to		Percentage
(dollars in thousands)	September 30, 2019	September 30, 2018	Change	Change

Revenues:
Rental income	$121,051	$118,837	$2,214	1.9%
Other operating income	1,739	1,769	(30)	-1.7%
Total operating revenues	122,790	120,606	2,184	1.8%

Expenses:
Payroll and benefits	9,258	9,631	(373)	-3.9%
Real estate taxes	14,846	14,047	799	5.7%
Utilities	4,260	4,186	74	1.8%
Repairs and maintenance	3,522	3,963	(441)	-11.1%
Office and other operating expense	3,740	4,017	(277)	-6.9%
Insurance	1,442	1,443	(1)	-0.1%
Advertising	111	301	(190)	-63.1%
Internet marketing	2,864	2,365	499	21.1%
Total operating expenses	40,043	39,953	90	0.2%

Net operating income (2)	$82,747	$80,653	$2,094	2.6%

QTD Same store move ins	48,748	50,380	(1,632)

QTD Same store move outs	54,122	54,802	(680)

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	July 1, 2019	July 1, 2018
	to	to		Percentage
	September 30, 2019	September 30, 2018	Change	Change
2018 Same store pool (488 stores)
Revenues	$118,523	$116,544	$1,979	1.7%
Expenses	38,513	38,521	(8)	0.0%
Net operating income	$80,010	$78,023	$1,987	2.5%

2017 Same store pool (385 stores)
Revenues	$88,966	$87,993	$973	1.1%
Expenses	28,908	28,948	(40)	-0.1%
Net operating income	$60,058	$59,045	$1,013	1.7%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 504 mature stores owned since 12/31/17
(unaudited)
	January 1, 2019	January 1, 2018
	to	to		Percentage
(dollars in thousands)	September 30, 2019	September 30, 2018	Change	Change

Revenues:
Rental income	$354,630	$347,149	$7,481	2.2%
Other operating income	5,076	5,212	(136)	-2.6%
Total operating revenues	359,706	352,361	7,345	2.1%

Expenses:
Payroll and benefits	28,746	29,498	(752)	-2.5%
Real estate taxes	44,512	42,345	2,167	5.1%
Utilities	11,465	11,652	(187)	-1.6%
Repairs and maintenance	12,461	12,741	(280)	-2.2%
Office and other operating expense	11,454	11,887	(433)	-3.6%
Insurance	4,329	4,288	41	1.0%
Advertising	692	921	(229)	-24.9%
Internet marketing	7,775	6,685	1,090	16.3%
Total operating expenses	121,434	120,017	1,417	1.2%

Net operating income (2)	$238,272	$232,344	$5,928	2.6%

YTD Same store move ins	145,501	149,956	(4,455)

YTD Same store move outs	143,875	147,250	(3,375)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2019	2018	2019	2018

Weighted average quarterly occupancy	90.7%	91.8%	89.2%	91.5%

Occupancy at September 30	90.3%	91.3%	88.8%	90.9%

Rent per occupied square foot	$14.82	$14.42	$14.71	$14.12

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2019:

Beginning balance	$ 4,398,939
Property acquisitions	387,085
Improvements and equipment additions:
Expansions	36,834
Roofing, paving, and equipment:
Stabilized stores	21,248
Recently acquired stores	781
Change in construction in progress (Total CIP $32.5 million)	5,328
Dispositions and Impairments	(161,636)
Storage facilities at cost at period end	$ 4,688,579

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2019	September 30, 2018

Management and administrative salaries and benefits	$ 6,557	$ 6,821
Training	296	211
Call center	744	760
Life Storage Solutions costs	255	129
Income taxes	490	760
Legal, accounting and professional	944	991
Other administrative expenses (6)	2,268	2,070
	$ 11,554	$ 11,742

Net rentable square feet	September 30, 2019
Wholly owned properties	39,614,458
Joint venture properties	8,833,802
Third party managed properties	11,634,589
	60,082,849

	September 30, 2019	September 30, 2018

Common shares outstanding	46,656,891	46,600,427
Operating Partnership Units outstanding	247,466	215,009
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com